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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33176) pertaining to the Packaging Corporation of America Thrift Plan for Hourly Employees, Packaging Corporation of America Retirement Savings Plan for Salaried Employees and Packaging Corporation of America 1999 Long-Term Equity Incentive Plan of our reports dated February 15, 2008, with respect to the consolidated financial statements and schedule of Packaging Corporation of America and the effectiveness of internal control over financial reporting of Packaging Corporation of America, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

ERNST & YOUNG LLP

Chicago, Illinois
February 20, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm